United States

Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2006

Nature’s Sunshine Products, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-8707	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

75 East 1700 South

Provo, Utah  84606

(Address of principal executive offices) (Zip Code)

(801) 342-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 3.01                     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 3, 2006, Nature’s Sunshine Products, Inc. (the “Company”) received a letter from The Nasdaq Stock Market indicating that the Nasdaq Listing Qualifications Panel (the “Panel”) determined to delist the Company’s common stock from The Nasdaq National Market, effective with the open of business on April 5, 2006.  As previously reported, the Company is not in compliance with Marketplace Rule 4310(c)(14) because it has not timely filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 nor its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.  In addition, the Company has also reported that KPMG LLP resigned as the Company’s independent registered public accounting firm on March 31, 2006.  Because the Company could not reasonably determine whether it will file a complete Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 by April 19, 2006, the latest extension that the Panel could grant under the Marketplace Rules for filing the 10-Q, the Company did not seek any further filing extensions beyond the March 31, 2005 extension previously granted by the Panel.  As a result, the Panel determined to delist the Company’s common stock.

The Company’s common stock is not currently eligible to trade on the OTC Bulletin Board because, as described above, the Company is not current in its reporting obligations under the Securities Exchange Act of 1934, as amended. Quotations for the Company’s common stock appear in the National Daily Quotations Journal, often referred to as the “pink sheets,” under the trading symbol “NATR.PK.”

Item 5.04                     Temporary Suspension of Trading Under Registrant’s Employee Benefit Plan.

On March 27, 2006, the Company filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K (the “Regulation BTR 8-K”) announcing, among other things, that a suspension of purchases of the Company’s common stock had been instituted with regard to the Company’s 401(k) Plan and 1995 Stock Option Plan (collectively, the “Plans”).  The suspension period was to end on the day on which the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”) and any necessary restatements were filed with the SEC.  The Regulation BTR 8-K also stated that it was not then known when the 2005 Form 10-K or necessary restatements would be filed.  The Company also provided notice of the suspension to its directors and officers and to participants in the Plans.

As a result of the announcement regarding the delisting of the Company’s common stock from the Nasdaq National Market, effective at the open of business on April 5, 2006, on April 5, 2006, Participants in the Company’s 401(k) Plan (the “401(k) Plan”) were notified that that the suspension had been expanded (the “Expanded Blackout”) to include a suspension of both future purchases and sales of the Company’s common stock under the 401(k) Plan.  The Expanded Blackout was effective immediately and will be in effect until further notice (the “Blackout Period”).  The portion of the accounts of participants in the 401(k) Plan already invested in Company common stock will remain invested in Company stock for the time being while the Company determines how this portion of the 401(k) Plan should be managed.

It is not currently known when the Blackout Period will end.  The Expanded Blackout period for the 401(k) Plan may continue after the 2005 Form 10-K and any necessary restatements were filed with the SEC.  However, 401(k) Plan participants will receive prompt written notice of the anticipated ending date of the Blackout Period as soon as it can be determined.  In addition, the Company will promptly provide written notice to its directors and executive officers when the anticipated ending date of the Blackout Period is determined and will file a Current Report on Form 8-K disclosing such anticipated end date.

A revised notice was provided to directors and executive officers of the Company on April 5, 2006 informing them of the Expanded Blackout as described above.  The Company determined that it was unable to give advance notice of the Expanded Blackout to the directors and executive officers due to circumstances in connection with the delisting of its common stock that were beyond the reasonable control of the Company.

During the Blackout Period and for a period of two years after the ending date of the Blackout Period, a holder of the Company’s securities or other interested person may obtain, without charge, information regarding the actual beginning and ending dates of the Blackout Period by contacting the Company’s Special Executive Committee c/o Kristine Hughes at 801-342-4300 or 75 East 1700 South, Provo, Utah 84606.  All inquiries regarding the suspension and the notices pursuant to Regulation BTR should now be directed to the Special Executive Committee.

Other than as described above, there has been no material change to the information contained under Item 5.04 of the Regulation BTR 8-K.

Item 8.01                     Other Events.

                Beginning on April 3, 2006, several lawsuits were filed in the United States District Court for the District of Utah against the Company and one or more of its current and former officers and directors.  Each lawsuit alleges that the defendants violated federal securities laws by issuing a series of materially false and misleading statements.  No class has been certified in connection with such lawsuits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 5, 2006

By:

NATURE’S SUNSHINE PRODUCTS, INC.

/s/ Stephen M. Bunker
Name:	Stephen M. Bunker
Title:	Chief Financial Officer, Vice President of Finance and Treasurer of the Company